Exhibit 99.1

Press Release

AVIS BUDGET GROUP ANNOUNCES OFFERING

OF $250 MILLION OF CONVERTIBLE SENIOR NOTES

PARSIPPANY, N.J., October 6, 2009 – Avis Budget Group, Inc. (NYSE: CAR) today announced its intention to commence an offering, subject to market conditions and other factors, of $250 million aggregate principal amount of convertible senior notes. The notes will be due in 2014 and are to be offered and sold solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The interest rate, conversion rate and other terms will be determined by negotiations between the Company and the initial purchasers of the notes. Avis Budget expects to grant the initial purchasers of the notes the right to purchase up to an additional $37.5 million aggregate principal amount of notes to cover overallotments.

Avis Budget intends to simultaneously enter into a warrant transaction and use a portion of the net proceeds of the offering to purchase a convertible note hedge, and to use the balance of the net proceeds of the offering for general corporate purposes, including the repayment of debt. The effect of the convertible note hedge and warrant transaction, or “call spread”, will be to increase the effective conversion price of the notes from the Company’s perspective. Avis has been advised by the counterparties to the call spread that they intend to hedge their exposure under the call spread by entering into various derivative transactions concurrently with pricing of the offering, which may have an effect on the market price of Avis Budget’s common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes, the shares of common stock underlying such notes, the convertible note hedge transactions and the warrants have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Avis Budget will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, and the anticipated use of the proceeds of the offering. Avis Budget does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Avis Budget Group, Inc.

Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the company is a leading general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has approximately 24,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Media Contact	Investor Contact
John Barrows	David Crowther
(973) 496-7865	(973) 496-7277